UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SEACOAST BANKING CORPORATION OF FLORIDA
(Name of Registrant as Specified in its Charter)

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March 19, 2007
TO THE SHAREHOLDERS OF
SEACOAST BANKING CORPORATION OF FLORIDA:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”), which will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, May 3, 2007, at 3:00 P.M., Local Time (the “Meeting”).
     Enclosed are the Notice of Meeting, Proxy Statement, Proxy and our 2006 Annual Report to Shareholders (the “Annual Report”). At the Meeting, you will be asked to consider and vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person, even if you have previously returned your Proxy.
     If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Dennis S. Hudson, III
Chairman & Chief Executive Officer

SEACOAST BANKING CORPORATION OF FLORIDA
815 Colorado Avenue
Stuart, Florida 34994
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2007
     Notice is hereby given that the 2007 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, May 3, 2007, at 3:00 P.M., Local Time (the “Meeting”), for the following purposes:
1.	Elect Directors. To re-elect five Class II directors;

2.	Amend the 2000 Long-Term Incentive Plan. To approve an amendment to Section 5.1 of the Company’s 2000 Long-Term Incentive Plan to remove the restriction on the percentage of authorized shares of the Company’s common stock reserved and available under the plan that may be granted as awards of restricted stock and unrestricted stock;

3.	Adjournment of the Annual Meeting. To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2; and

4.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.
     The enclosed Proxy Statement explains these proposals in greater detail. We urge you to read these materials carefully.
     Only shareholders of record at the close of business on February 22, 2007 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Dennis S. Hudson, III
Chairman & Chief Executive Officer
March 19, 2007
PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF SEACOAST BANKING CORPORATION OF FLORIDA
May 3, 2007

INTRODUCTION
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION & ANALYSIS
Key Manager Incentive Plan
Executive Equity Compensation Program
Profit Sharing Plan
Executive Deferred Compensation Plan
Supplemental Disability Insurance
Employment and Change in Control Agreements
EXECUTIVE COMPENSATION
2006 SUMMARY COMPENSATION TABLE
2006 COMPONENTS OF ALL OTHER COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
2006 OPTION EXERCISES AND STOCK VESTED
2006 NONQUALIFIED DEFERRED COMPENSATION
2006 OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
PERFORMANCE GRAPH
2006 DIRECTOR COMPENSATION
SALARY AND BENEFITS COMMITTEE REPORT
AUDIT COMMITTEE REPORT
SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
PRINCIPAL SHAREHOLDERS
PROPOSAL 2
PROPOSAL 3
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2008
OTHER MATTERS
OTHER INFORMATION

INTRODUCTION
General
     This Proxy Statement is being furnished to the shareholders of Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast” or the “Company”), in connection with the solicitation of proxies by Seacoast’s Board of Directors from holders of Seacoast’s common stock (“Common Stock”) for use at the 2007 Annual Meeting of Shareholders of Seacoast to be held on May 3, 2007, and at any adjournments or postponements thereof (the “Meeting”). Unless otherwise clearly specified, the terms “Company” and “Seacoast” include the Company and its subsidiaries.
     The Meeting is being held to consider and vote upon the proposals summarized below under “Summary of Proposals” and described in greater detail elsewhere herein. Seacoast’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.
     The 2006 Annual Report to Shareholders (“Annual Report”), including financial statements for the fiscal year ended December 31, 2006, accompanies this Proxy Statement. These materials are first being mailed to the shareholders of Seacoast on or about March 19, 2007.
     The principal executive offices of Seacoast are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number is (772) 287-4000.
Summary of Proposals
     The proposals to be considered at the Meeting may be summarized as follows:

Proposal 1.	To re-elect five Class II directors;

Proposal 2.	To approve an amendment to Section 5.1 of the Company’s 2000 Long-Term Incentive Plan (the “2000 Incentive Plan”) to remove the restriction on the percentage of authorized shares of Common Stock reserved and available under the plan that may be granted as awards of restricted stock and unrestricted stock;

Proposal 3.	To grant the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2; and

Proposal 4.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.
Quorum and Voting Requirements
     Holders of record of shares of the Company’s Common Stock, as of the Record Date (as defined below) are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. As of the Record Date, there were 19,106,229 shares of Common Stock issued, outstanding and entitled to be vote, which were held by approximately 1,412 holders of record.
     To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
     Proposal 1 requires approval by a “plurality” of the votes cast at the Meeting. This means that Proposal 1 will be approved if more votes cast at the Meeting are voted in favor of the proposal than are voted against the proposal. Votes withheld are not counted as votes against the proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Proposals 2 and 3 require approval by the affirmative vote of a majority of votes cast at the Meeting. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Unless otherwise required by the Company’s Articles of Incorporation or Bylaws or the Florida Business Corporation Act, or by applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a majority of all votes cast at the Meeting. With respect to any such proposal, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.
     Directors and executive officers of the Company beneficially hold approximately 21.69 percent of all the votes entitled to be cast at the Meeting.
Record Date, Solicitation and Revocability of Proxies
     The Board of Directors of Seacoast has fixed the close of business on February 22, 2007 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting.
     Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted FOR Proposals 1, 2, and 3, and in the discretion of the proxy holder as to any other matter that may come properly before the Meeting.
     A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Sharon Mehl, Secretary.

PROPOSAL 1
ELECTION OF DIRECTORS
General
     The Meeting is being held to, among other things, re-elect five Class II directors of Seacoast, each to serve a three year term and until their successors have been elected and qualified. The nominees have been nominated by the Nominating/Governance Committee of the Board of Directors. All of the nominees are presently directors of Seacoast. All of the nominees also serve as members of the Board of Directors of Seacoast’s principal banking subsidiary, Seacoast National Bank (the “Bank”). The members of the Boards of Directors of the Bank and the Company are the same except for H. Gilbert Culbreth, Jr., Marian B. Monroe and O. Jean Strickland, who are currently directors of the Bank only.
     As provided in Seacoast’s Articles of Incorporation, the Company’s Board of Directors is divided into three classes: Class I directors, who presently are serving a term expiring at the Company’s 2009 Annual Meeting of shareholders; Class II directors, who presently are serving a term expiring at the Company’s 2007 Annual Meeting of shareholders; and Class III directors, who presently are serving a term expiring at the Company’s 2008 Annual Meeting of shareholders. Currently, the Board is classified as follows:

Class	Term	Names of Directors
Class I	Term Expires at the 2009 Annual Meeting	Jeffrey C. Bruner
Christopher E. Fogal
Dale M. Hudson
John R. Santarsiero, Jr.

Class II	Term Expires at the 2007 Annual Meeting	John H. Crane
Jeffrey S. Furst
Dennis S. Hudson, Jr.
Thomas E. Rossin
Thomas H. Thurlow, Jr.

Class III	Term Expires at the 2008 Annual Meeting	Stephen E. Bohner
T. Michael Crook
A. Douglas Gilbert
Dennis S. Hudson, III
Edwin E. Walpole, III
     Upon approval of Proposal 1, the Class II directors will be re-elected for a three-year term expiring at the Company’s 2010 Annual Meeting of shareholders.
     All shares represented by valid Proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid Proxy is submitted but no vote is specified, the Proxy will be voted FOR the election of each of the five nominees listed below. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast’s Nominating/Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (five persons). Cumulative voting is not permitted.
     The affirmative vote of the holders of shares of Common Stock representing a plurality of the votes cast at the Meeting at which a quorum is present is required for the election of the directors listed below.
     The nominees have been nominated by Seacoast’s Nominating/Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” the election of all five nominees listed below.

     The tables below set forth the name and age of each nominee for director, as well as each incumbent director who is not a nominee and each executive officer of the Company who is not a director or nominee, the year in which he was first elected a director or executive officer, as the case may be, a description of his or her position and offices with Seacoast or the Bank, a brief description of his or her principal occupation and business experience, and the number of shares of Common Stock beneficially owned by him or her as of February 22, 2007. See “Corporate Governance” for more information on the director nominating process and board committees.
Nominees for Director

		Shares of
Name, Age,		Common	Percentage of
Director Class and Year		Stock	Common
First Elected or		Beneficially	Stock
Appointed a Director	Information About Nominees for Director	Owned (1)	Outstanding (l)
John H. Crane (77) Class II, 1983	Mr. Crane is retired, but served as Vice President of C&W Fish Company, Inc., a fish processing plant located in the Stuart, Florida area, from 1982 through 2000. He also served as President of Krauss & Crane, Inc., an electrical contracting firm located in Stuart, Florida, from 1957 through 1997.	32,962 (2)	(3)

Jeffrey S. Furst (64) Class II, 1997	Mr. Furst was elected Property Appraiser for St. Lucie County, Florida in 2000. He has been a real estate broker since 1973 and is the former owner of Sun Realty, Inc. in Port St. Lucie, Florida.	160,515.9 (4)	(3)

Dennis S. Hudson, Jr. (79) Class II, 1983 (6)	Mr. Hudson served as Chairman of the Board of Seacoast from 1990 to June 1998, when he retired from his position as Chairman.	1,345,696 (5)	7.04%

Thomas E. Rossin (73) Class II, 2004	Mr. Rossin has been a practicing attorney in West Palm Beach, Florida, since 1993. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Prior to his political career, he served as President, Chief Executive Officer and Director of The Flagler Bank Corporation, located in West Palm Beach, Florida, from 1974 to 1993.	3,000	(3)

Thomas H. Thurlow, Jr. (70) Class II, 1983 (6)	Mr. Thurlow is a retired member of, and counsel to, Thurlow & Thurlow, P.A., a law firm in Stuart, Florida. He has practiced law in Stuart, Florida since 1961.	24,129 (7)	(3)

Directors

		Shares of
Name, Age,		Common
Director Class and Year		Stock	Percentage of
First Elected or		Beneficially	Common Stock
Appointed a Director	Information About Incumbent Directors	Owned (1)	Outstanding (l)
Stephen E. Bohner (54) Class III, 2003	Mr. Bohner has been President and owner of Premier Realty Group, a real estate company located in Sewalls Point, Florida since 1987.	4,313.6 (8)	(3)

Jeffrey C. Bruner (56) Class I, 1983 (10)	Mr. Bruner has been a self-employed real estate investor in Stuart, Florida since 1972.	82,526 (9)	(3)

T. Michael Crook (59) Class III, 2003 (10)	Mr. Crook has been a principal with the public accounting firm of Proctor, Crook & Crowder, CPA, P.A., located in Stuart, Florida, since 1979. He was previously a member of Barnett Bank of Martin County’s Board of Directors for 11 years.	10,209 (11)	(3)

Christopher E. Fogal (55) Class I, 1997	Mr. Fogal, a certified public accountant, has been a managing partner of Fogal & Associates, a public accounting firm located in Ft. Pierce, Florida, since 1979.	26,137 (12)	(3)

A. Douglas Gilbert (66) Class III, 1990	Mr. Gilbert was named President of Seacoast and Vice Chairman of the Bank in July 2005. Mr. Gilbert has served as Chief Credit and Chief Operating Officer of Seacoast since July 1990. Previously, he served as Senior Executive Vice President of Seacoast and President of the Bank from June 1998 to July 2005, and Chief Operating and Credit Officer of the Bank from October 1994 to July 2005.	186,385 (13)	(3)

Dale M. Hudson (72) Class I, 1983 (6)	Mr. Hudson became Vice Chairman of Seacoast in July 2005, after serving as Chairman since June 1998. He previously served as Chief Executive Officer of Seacoast from 1992 to June 1998, as President of Seacoast from 1990 to June 1998, and as Chairman of the Board of the Bank from September 1992 to June 1998.	1,617,778.1 (14)	8.47%

Directors

		Shares of
Name, Age,		Common	Percentage of
Director Class and Year		Stock	Common
First Elected or		Beneficially	Stock
Appointed a Director	Information About Incumbent Directors	Owned (1)	Outstanding (l)
Dennis S. Hudson, III (51) Class III, 1984 (6)	Mr. Hudson was named Chairman of Seacoast in July 2005, and has served as Chief Executive Officer of the Company since June 1998 and Chairman and Chief Executive Officer of the Bank since 1992. He served as President of Seacoast from June 1998 to July 2005. Mr. Hudson is also on the board of directors of Florida Public Utilities Company (ticker: FPU), a public gas and electric utilities company headquartered in West Palm Beach, Florida. He is also a member of the board of directors of the Miami Branch of the Federal Reserve Bank of Atlanta.	1,409,117 (15)	7.38%

John R. Santarsiero, Jr. (62) Class I, 1983	Mr. Santarsiero has been President, Chief Executive Officer and Director of SunCepts, Inc. since 2001. SunCepts, based in Stuart, Florida, is a holding company with two primary divisions: the hides™ Division which develops, markets and sells patented eyeglass accessories, and MediCepts, Inc. which designs, produces, markets, and distributes products and services for spinal wellness.	25,680	(3)

Edwin E. Walpole, III (71) Class III, 2006	Mr. Walpole has been the president, owner and director of Walpole Inc., a trucking transportation company in Okeechobee, Florida which covers the Southeastern U.S., since 1960. He served as Chairman, President and Chief Executive Officer of Big Lake Financial Corporation from 1985, until Big Lake was acquired by Seacoast in April 2006. He also owns Mountain Top Aviation, Seminole Land Company and Farmers Market Trading Post, and is president of Fort Drum Corporation, and vice president and director of Walpole Leasing Corporation, all located in South/Central Florida.	245,822 (16)	1.29%

Non-Director Executive Officers

		Shares of
Name, Age,		Common	Percentage of
and Year First Elected or		Stock	Common
Appointed an	Information About Executive Officers	Beneficially	Stock
Executive Officer	Who Are Not Also Directors or Nominees:	Owned (1)	Outstanding (l)
C. William Curtis, Jr. (68) 1995	Mr. Curtis, Senior Executive Vice President of Seacoast and the Bank, has served as Chief Banking Officer of Seacoast and the Bank since October 1995. He was named President of the Bank’s Indian River County operations in October 1999, and Chairman of the Bank’s Indian River County operations in July 2006.	97,502 (17)	(3)

William R. Hahl (58) 1990	Mr. Hahl, Executive Vice President of the Finance Group, has served as the Chief Financial Officer of Seacoast and the Bank since July 1990.	69,318 (18)	(3)

O. Jean Strickland (47) 1997	Ms. Strickland was appointed to the Bank’s Board of Directors in September 2005. She was named Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank in July 2005. She served as Executive Vice President, Systems and Operations Division, of Seacoast and the Bank and President of the Bank’s Palm Beach County operations from November 2002 to July 2005. Previously, she was the Company’s Chief Information Officer from February 2002 to November 2002 and Executive Vice President of Retail, Credit and Systems Support from January 1998 to November 2002.	52,449.6 (19)	(3)

Nominees and executive officers as a group (17 persons)		4,269,148.3	22.36%

(1)	Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors and executive officers possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	All 32,962 shares are held jointly with Mr. Crane’s wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(3)	Less than 1 percent.

(4)	Includes 20,027 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, 93,670 shares held jointly with Mr. Furst’s wife, and 21,281 shares held by Mr. Furst’s wife, as to which shares Mr. Furst may be deemed to share both voting and investment power. Also includes 5,012.9 shares held in the Bank’s Directors’ Deferred Compensation Plan for which receipt of such shares has been deferred.

(5)	Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership (“Sherwood Partners”) of which Mr. Hudson, his wife, Anne P. Hudson, and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson, his wife and his children are limited partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 27.6 percent interest in Sherwood Partners. Also includes 156,476 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share both voting and investment power and as to which shares Mr. Hudson disclaims beneficial ownership.

(6)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.

(7)	Includes 5,197 shares owned by Mr. Thurlow’s wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power.

(8)	Includes 3,983.6 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred.

(9)	Includes 891 shares held jointly with Mr. Bruner’s wife, as to which shares Mr. Bruner may be deemed to share both voting and investment power. Also includes 71,567 shares held in two trusts for the benefit of Mr. Bruner’s mother, as to which shares Mr. Bruner, as co-trustee with this brother, may be deemed to share both voting and investment power. Also includes 7,395 shares held by Mr. Bruner’s son, as to which shares Mr. Bruner may be deemed to share both voting and investment power and as to which shares Mr. Bruner disclaims beneficial ownership.

(10)	Mr. Bruner is married to Mr. Crook’s sister.

(11)	Includes 5,036.5 shares held in the Bank’s Director’s Deferred Compensation Plan for which receipt of such shares has been deferred.

(12)	Includes 22,450 shares are held jointly with Mr. Fogal’s wife and 3,687 shares held by Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

(13)	Includes 31,000 shares which are pledged as security. Also includes 20,829 shares held jointly with Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power. Also includes 2,060 shares held in Mr. Gilbert’s IRA, 7,439 shares held in the Company’s Profit Sharing Plan, and 46,200 shares that Mr. Gilbert has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 63,265 shares held by Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which shares Mr. Gilbert disclaims beneficial ownership.

(14)	Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership (“Monroe Partners”) of which Mr. Hudson and his wife, Mary T. Hudson, are general partners. Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50 percent interest in Monroe Partners. Also includes 147,095 shares held jointly with Mr. Hudson’s wife and 13,734 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 828.1 shares held in the Company’s Profit Sharing Plan.

(15)	Includes 1,121,778 shares held by Sherwood Partners of which Mr. Hudson and his mother and father, Anne P. Hudson and Dennis S. Hudson, Jr., are general partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 27.4 percent interest in Sherwood Partners. Also includes 62,301 shares held jointly with Mr. Hudson’s wife, of which 13,411 shares are pledged as security for a margin loan, and 24,200 shares held by Mr. Hudson’s wife, as to which shares Mr.

Hudson may be deemed to share voting and investment power. Also includes 129,600 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(16)	Includes 3,952 shares held jointly with Mr. Walpole’s daughter and 4,050 shares held by a corporation in which Mr. Walpole is a principal, as to which shares Mr. Walpole may be deemed to share both voting and investment power.

(17)	Includes 80,004 shares held by Mr. Curtis’ wife, as to which shares Mr. Curtis may be deemed to share voting and investment power. Also includes 110 shares held jointly by Mr. Curtis’ wife, daughters and daughter-in-laws, as to which shares Mr. Curtis may be deemed to share voting and investment power and as to which Mr. Curtis disclaims beneficial ownership. Also includes 15,400 shares that Mr. Curtis has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(18)	Includes 35,601 shares held jointly with Mr. Hahl’s wife and 263 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power. Also includes 32,900 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(19)	Includes 17,875 shares are held jointly with Ms. Strickland’s husband, as to which shares Ms. Strickland may be deemed to share both voting and investment power, and of which 17,310 shares are pledged as security for a margin loan. Also includes 3,829.6 shares held in the Company’s Profit Sharing Plan, 4,445 shares held in the Company’s Employee Stock Purchase Plan, and 26,300 shares that Ms. Strickland has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.
CORPORATE GOVERNANCE
Independent Directors
     The Company’s Common Stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of a director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq rules. The Company’s independent directors are: Stephen E. Bohner, John H. Crane, Evans Crary, Jr. (who retired from the Board as of June 30, 2006), T. Michael Crook, Christopher E. Fogal, Jeffrey S. Furst, Thomas E. Rossin, John R. Santarsiero, Jr., and Edwin E. Walpole, III (who replaced Evans Crary, Jr. upon Mr. Crary’s retirement).
Independent Director Meetings in Executive Sessions
     The Company’s independent directors have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Thomas E. Rossin serves as the Company’s Lead Independent Director            who presides at executive sessions of the independent directors. Any independent director may call an executive session of independent directors at any time.
Director Nominating Process
     The Nominating/Governance Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.
     The Company’s Nominating/Governance Committee identifies nominees for directors primarily based upon suggestions from current directors and executives. Director candidates are interviewed by the Chairman of the Nominating/Governance Committee and at least one other member of the Nominating/Governance Committee. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating/Governance Committee following this process.
     Each Director must have the qualifications, if any, set forth in the Company’s Bylaws, as well as the following minimum qualifications:
•	The highest ethical character, have an appropriate personal and professional reputation, and share the values of the Company as reflected in its Code of Conduct;

•	The ability to exercise sound business judgment; and

•	Substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.
     The Nominating/Governance Committee also considers numerous other qualities, skills and characteristics when evaluating Director Nominees, such as:
•	An understanding of and experience in the financial services industry, as well as accounting, finance, legal or real estate expertise;

•	Leadership experience with public companies or other major organizations, as well as civic and community relationships; and

•	Qualifications as an Independent Director.
     Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Section 6.03 of the Company’s Articles of Incorporation, to the Company’s Nominating/Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s Nominating/Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company. In 2006, there were no shareholder nominee recommendations received, and no third party search firms were used to identify director candidates.
Shareholder Communications
     The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board, a Board committee or any other directors or individual director may do so by sending written communications addressed to the Board of Directors of Seacoast Banking Corporation of Florida, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. All communications will be compiled by the Company’s Secretary and submitted to the Board, a committee of the Board or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board.
Corporate Governance Guidelines
     The Board has adopted Corporate Governance Guidelines that are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.

Code of Conduct and Ethics
     The Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees and a Code of Ethics for Financial Professionals applicable to the Company’s chief executive officer and its chief financial officer, both of which are available on the Company’s website at www.seacoastbanking.net, or without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994.
Board Meeting Attendance
     The Board of Directors held 11 meetings during 2006. All of the directors attended at least 75 percent of the total number of meetings of the Board and committees on which they serve, except Mr. Hudson, Jr. who attended 66.7 percent of the meetings. All of the Company’s incumbent Directors were in attendance at the Company’s 2006 Annual Meeting, except Messrs. Crook and Fogal. The Company encourages all its directors to attend its annual shareholders’ meetings and all meetings of the Board and committees on which the directors serve.
Board Committees
     Seacoast’s Board of Directors has three standing committees: the Salary and Benefits Committee, the Audit Committee and the Nominating/Governance Committee. The Salary and Benefits Committee and the Audit Committee serve the same functions for the Company and the Bank.
     Salary and Benefits Committee. The Company’s Salary and Benefits Committee is currently composed of Messrs. Rossin (Chairman), Bohner, Santarsiero and Walpole, all of whom are independent directors. Until June 20, 2006, the Committee was composed of Messrs. Evans Crary, Jr. (Chairman, who retired from the Board as of June 30, 2006), Bohner, Furst, Rossin and Santarsiero, all of whom are independent directors. This Committee has the authority set forth in its Charter, and approved by the Board of Directors, including determining the compensation of the Company’s and the Bank’s key executive officers. The Committee is also responsible for preparing an annual report on executive compensation which is included herein under “Salary and Benefits Committee Report.” This Committee administers the provisions of the Company’s Profit Sharing Plan, Employee Stock Purchase Plan, the Seacoast Banking Corporation of Florida 1996 Long-Term Incentive Plan (the “1996 Incentive Plan”), the 2000 Incentive Plan, the Executive Equity Compensation Program, the Executive Deferred Compensation Plan and the Directors Deferred Compensation Plan.
     The Salary and Benefits Committee has the resources and authority to discharge its responsibilities, including authority to retain and terminate any compensation consulting firms used to assist in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms, with such fees to be borne by the Company. This Committee may delegate to a subcommittee consisting of two or more members of the Committee such of its duties and responsibilities as it deems appropriate and advisable. This Committee periodically reports its activities to the Board of Directors. The responsibilities and duties of the Salary and Benefits Committee are more fully set out in the Committee’s Charter, available on the Company’s website at www.seacoastbanking.net or upon written request. This committee held four meetings in 2006.
     Audit Committee. The Audit Committee is currently composed of Messrs. Fogal (Chairman), Crane, Crook and Furst, all of whom are independent directors. Until June 20, 2006, the Committee was composed of Messrs. Fogal (Chairman), Crane, Crary (who retired from the Board as of June 30, 2006), and Crook. The Board of Directors has determined that Christopher E. Fogal is both “independent” under NASD rules and an “audit committee financial expert” as defined by the SEC. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, as adopted by the full Board of Directors, available on the Company’s website at www.seacoastbanking.net or upon written request, including reviewing Seacoast and its subsidiaries’ financial statements and internal accounting controls, and reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the audit function and appraising the effectiveness of internal and external audit efforts. The Audit

Committee also reviews the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, as well as related party transactions and changes to the Company’s Code of Ethics. The Audit Committee periodically reports its findings to the Board of Directors. This Committee held six meetings in 2006.
     Nominating/Governance Committee. The Nominating/Governance Committee is composed of Messrs. Furst (Chairman), Bohner, Rossin and Santarsiero, all of whom are independent directors. The purpose of this Committee is to identify individuals qualified to become members of the Board of Directors of the Company and/or the Bank, and recommend to the Board of the Company and the Bank the director nominees for the next annual meeting of shareholders. The Committee also takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board the corporate governance guidelines applicable to the Company and monitoring Company compliance with these policies and guidelines for the purpose of nominating persons to serve on the Board. The responsibilities and duties of the Nominating/Governance Committee are more fully set out in the Committee’s Charter, available on the Company’s website at www.seacoastbanking.net. This Committee held three meetings in 2006.
     In addition to the standing committees of the Seacoast’s Board of Directors, the Bank’s Board of Directors has the following standing committees: Executive Committee, Investment Committee, Trust Committee and the Directors Loan Committee. These Committees perform those duties customarily performed by similar committees at other financial institutions.
Executive Officers
     Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and the Bank following the annual meeting of Company shareholders, to serve until the next annual meeting and until successors are chosen and qualified.
Management Stock Ownership
     As of February 22, 2007, based on available information, all directors and executive officers of Seacoast as a group (17 persons) beneficially owned approximately 4,269,148.3 outstanding shares of Common Stock, constituting 22.36 percent of the total number of shares of Common Stock outstanding at that date. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 71,844 outstanding shares, or 0.38 percent of the outstanding shares, of Seacoast Common Stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans. See “Quorum and Voting Requirements,” “Record Date, Solicitation and Revocability of Proxies” and “Principal Shareholders.”
COMPENSATION DISCUSSION & ANALYSIS
     Under new rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its chief executive officer, chief financial officer and other executive officers, including the three other most highly compensated executive officers based on total compensation (collectively, the “Named Executive Officers”). The disclosure requirements for the Named Executive Officers include the use of tables and a discussion and analysis explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.
     The new rules regarding disclosure of executive compensation were greatly altered by the SEC in 2006 for our proxy statements commencing with this one. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of our compensation practices. Further, the content of our Salary and Benefits Committee Report has been reduced. Accordingly, the information in this proxy statement is not directly comparable to that in our 2006 proxy statement.
     The following discussion reflects Seacoast’s compensation philosophy as endorsed by our Board of Directors and its Salary and Benefits Committee and resulting actions taken by Seacoast for the reporting periods shown in the various compensation tables. The Salary and Benefits Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of Seacoast and its subsidiaries.
General
     The Salary and Benefits Committee of the Board of Directors is composed of four members, all of whom are “independent directors”, as defined by Nasdaq. The Board of Directors designates the members and Chairman of such committee.
Business Model and Competitive Environment
     The Company operates in highly competitive employment markets, characterized by population growth that is higher than both state and national growth averages. This growth, along with the concentration of wealth in its markets, makes it one of the most attractive regions in Florida for banks to operate. Subsequently, Seacoast competes for talent with large national and regional bank franchises who seek local executive and production personnel, and with small local bank franchises who seek executive level talent. Additionally, several super-community banks operate within the market, or have expansion plans to enter and capture market share, creating further competition to the Company for employees.
     In order to operate in this highly competitive market, the Company has implemented a complex business model that requires bankers who can leverage the best strategies of both the large and small banking institutions. Specifically, the Company’s size allows it to compete for larger commercial relationships, supported by a complete product offering which includes trust, investment services, private banking and specialty financing, in addition to more common consumer and business banking services. However, to compete with smaller community banks in its markets, the Company also maintains a relationship banking focus on both consumer and commercial business customer needs. We believe this dual strategy requires an organizational culture driven by the value systems of its employees—where disciplines such as taking high levels of personal responsibility, creating effective relationships and providing superior customer service, ultimately drive profitability.
Compensation Policy
     The policies that govern the Salary and Benefits Committee’s executive compensation decisions are designed to: 1) attract and retain highly competent leaders and employees at all levels in the organization, and 2) align changes in total compensation with changes in the value created for the Company’s shareholders. The Salary and Benefits Committee believes that compensation of executive officers and others should be directly linked to Seacoast’s operating performance and that the achievement of performance objectives over time is the primary determinant of share price.
     The objectives of the Salary and Benefits Committee’s compensation strategy are to establish incentives for certain executives and other key employees to achieve and maintain short-term and long-term operating performance goals for Seacoast, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. At Seacoast, performance-based executive officer compensation includes: annual cash compensation (base salary and short-term annual cash incentives) and equity compensation (restricted stock, stock options and stock-settled stock appreciation rights). Retirement benefits and other compensation include: profit sharing, employer matching contributions on deferred compensation, and supplemental disability insurance. Each of these elements of compensation is described in further detail below.
     During 2005, the Committee retained the services of Clark Consulting, a professional independent consulting firm, to review the Company’s executive compensation program and to comment on its design, competitiveness, and effectiveness. The firm was paid a total of $120,533 in 2005 and 2006 for such services. The firm evaluated the Company’s business model and compared a number of Seacoast’s executive positions, including that of the Chief Executive Officer, President and Chief Operating Officer, to 20 other publicly held regional banks and bank holding companies in the southeastern United States that were identified by Clark Consulting as being comparable in size and performance. The average asset size of the peer group was $2.52 billion, based on data from the last fiscal year-end. The consultant’s report indicated that Seacoast’s return on average assets and net interest margin were close to the peer group median. Seacoast’s return on average equity and earnings per share growth were closer to the 75th and 80th percentile, respectively. Therefore, based on the 2005 review of performance and Seacoast’s operating strategy and model, the compensation for Seacoast’s executive officers and other key employees was targeted to the 75th percentile.
     As a result of the review, in 2006 the Salary and Benefits Committee implemented additional measures to assist in the long-term retention of key executives and to better align compensation programs with corporate performance, including the adoption of a more clearly defined executive equity compensation program, as described in detail under “Long-Term Incentives” below.
     A discussion of the Company’s strategic goals for 2007 is contained on pages 16-19 of the Management Discussion and Analysis section of the Company’s Annual Report.
     In summary, Seacoast’s compensation program is designed to: 1) be competitive with compensation paid by other financial institutions of comparable size and performance in the southeastern United States, 2) reward managers for strong personal, Company and share value performance, and 3) enable the Company to attract and retain key talent in its highly competitive markets. The Salary and Benefits Committee monitors the various guidelines that make up the program and adjusts them as necessary to continue to meet Company and shareholder objectives.
Base Salary
     In establishing executive officer salaries, the Salary and Benefits Committee considers individual annual performance and contribution to the Company’s overall profitability, as well as the relationship of total compensation to similar positions in the banks identified as comparable by Clark Consulting. Changes in base pay to the Named Executive Officers are recommended by the chief executive officer based on performance results documented and measured annually, and the Salary and Benefits Committee reviews and approves such recommendations. The chief executive officer has authority to make base pay decisions for all other officers. A change in the base salary paid to the chief executive officer is recommended by the chief executive officer and reviewed and approved by the Salary and Benefits Committee, after meeting in executive session, generally on an annual basis. Information regarding salaries paid in the market is obtained through publicly available salary surveys annually, and is used to evaluate Seacoast’s competitiveness in the employment market with its peers and competitors. Consultants selected by the Salary and Benefits Committee may also be used periodically to assess the competitiveness of the Company’s salaries. Seacoast’s general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Company performance. Given the highly competitive employment market in South Florida and Seacoast’s business strategy, the base salary level for key executives is targeted at the 75th percentile of comparable positions for above average performers.
Short-Term Annual Cash Incentives
Key Manager Incentive Plan
     Seacoast’s Key Manager Incentive Plan seeks to align short-term cash compensation with individual performance and value created for the shareholders. Funding for this annual incentive plan is dependent on Seacoast attaining a defined threshold performance for earnings per share recommended by the chief executive officer and approved by the Salary and Benefits Committee each year. Performance targets in excess of threshold are based on the Company’s strategic goals for the year. If annual performance goals are not reached or are exceeded, the plan funding is adjusted accordingly, as shown below. If threshold performance is attained, the Salary and Benefits Committee approves the funding pool based on the following formula:

Performance Level	Definition	Funding
Threshold	90% of performance goal	50% of target funding amount
Target	100% of performance goal	100% of target funding amount
Target +	110% of performance goal	125% of target funding amount* *150% of target funding amount for Tier 1 participants
     Using recommendations made by the Company’s chief executive officer, awards are made by the Salary and Benefits Committee to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. The individual payouts to the chief executive officer and president are approved by the Salary and Benefits Committee. As specified in the plan, the payout schedule is designed to pay a smaller number of key officers the highest level of funded cash incentives to ensure that a meaningful reward is provided to our top performers. This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability, Company and personal objectives, and the potential rewards associated with future performance. Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year.
     Participants in the Key Manager Incentive Plan are classified into three tiers, representing a group of officers whose positions and responsibilities are similar. Five of the Named Executive Officers are participants under Tier 1 of the Key Manager Incentive Plan: Dennis S. Hudson, III, Chairman of the Board and Chief Executive Officer, William R. Hahl, Executive Vice President and Chief Financial Officer, A. Douglas Gilbert, President and Chief Operating Officer, C. William Curtis, Jr., Senior Executive Vice President and Chief Banking Officer, and O. Jean Strickland, Senior Executive Vice President and Bank President. Michael W. Sheffey, Orlando Regional President of the Bank, participates in a separate production based incentive plan for the Bank’s Orlando region. The performance of Tier 1 participants is weighted 50 percent on corporate performance and 50 percent on the achievement of individual goals. Tier 2 participants (7 persons) are regional presidents, as well as line of business and support executive officers who do not receive annual incentive compensation under other Company performance based plans. Tier 3 participants (6 persons) are other key managers who do not receive annual incentive compensation under other Company performance based plans. Performance for Tier 2 and 3 participants is weighted 25 percent on corporate performance and 75 percent on the achievement of individual goals.
     Once the threshold has been met, incentive pools are then established for each tier group based on the percentage of the annual salaries for eligible participants. For Tier 1 participants, if awards are made, the pool is calculated at 25 percent of base salary for threshold performance, 50 percent for target performance and 75 percent for target plus performance. For Tier 2 participants, the pool is calculated at 12.5 percent of base salary for threshold performance, 25 percent for target performance and 31.25 percent for target plus performance. For Tier 3 participants, the pool is calculated at 8.75 percent of base salary for threshold performance, 17.5 percent for target performance and 22 percent for target plus performance. At the discretion of the Salary and Benefits Committee, if the performance results fall between the target and target plus annual performance goals, plan funding may be interpolated between target and target plus performance. Unless individual performance is unsatisfactory, the minimum payout when threshold performance is attained is 10 percent of base salary for Tier 1 participants, and five percent of base salary for Tier 2 and Tier 3 participants, in each case to ensure a meaningful reward for performance.
     Individual awards are distributed within 90 days after the plan year ends. Participants who terminate prior to distribution are ineligible to receive an award, unless terminated due to retirement, disability or death.
     The Key Manager Incentive Plan paid an aggregate of $931,000 in 2006, which was distributed among 21 persons. A total of $3,677,227 in incentive compensation was paid to 392 employees Company-wide in 2006. The individual distributions to the Named Executive Officers are disclosed in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentives
     The Salary and Benefits Committee believes that equity awards are important to achieving the objective of the compensation strategy to motivate and reward sustained high levels of performance and align the interests of key employees with those of the Company’s shareholders by rewarding capital appreciation and earnings growth.
     During 2006, based on its review of the recommendations of Clark Consulting, the Salary and Benefits Committee approved the adoption of a new executive equity compensation program (see details on the “Executive Equity Compensation Program” below). The Executive Equity Compensation Program (the “Equity Compensation Program”) was implemented to provide greater structure around the granting of equity awards pursuant to the Company’s existing Long-Term Incentive Plans to key employees to motivate and more effectively compensate for extended levels of strong Company performance by setting achievement and reward levels in advance.
Executive Equity Compensation Program
     The Equity Compensation Program provides a framework for annual grants of restricted stock and stock-settled stock appreciation rights under the Company’s 2000 Long-Term Incentive Plan, and promotes the corporate objective of increasing executive stock ownership.
     Participants in the Equity Compensation Program are classified into five tiers, representing a group of officers whose positions and responsibilities are similar. Four of the Named Executive Officers are participants under Tier 1 of the Equity Compensation Program: Dennis S. Hudson, III, A. Douglas Gilbert, William R. Hahl, and O. Jean Strickland. Tier 2 (4 persons) is comprised of regional presidents, and includes Michael W. Sheffey, who was a Named Executive Officer in 2006. Tier 3 (11 persons) includes line of business and support executive officers. Tier 4 (6 persons) is comprised of senior managers and division heads, and Tier 5 (19 persons) includes other key contributors.
     The Equity Compensation Program provides for the grant of equity awards to certain participants depending on the financial performance of the Company. The Salary and Benefits Committee establishes financial performance goals, upon which the size of the equity award, if any, will be determined. Awards in excess of the target performance goals can also be given for superior annual performance. The target and maximum amounts of the equity awards that each participant may receive is based upon a percentage of his or her base compensation, as follows:

	Target Award	Maximum Award
Tier 1	40%	80%
Tier 2	30%	60%
Tier 3	25%	50%
Tier 4	20%	40%
Tier 5	None	None
     Under the Equity Compensation Program, annual awards are made to participants. Participants may elect to receive one of the following: (i) 100 percent restricted stock, (ii) 100 percent stock appreciation rights, or (iii) 50 percent restricted stock and 50 percent stock-settled stock appreciation rights. The exercise price of the stock-settled stock appreciation rights (“SSARs”) is based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on the date of grant. Awards granted under the Equity Compensation Program vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the recipient. In order to attract and retain executives in a market where acquisitions are common, vesting of these awards accelerates in full in the event of the participant’s death or disability, or upon the occurrence of a change of control of the Company. All SSARs are settled in shares of Company common stock. The participant has full voting and dividend rights with respect to the restricted stock during the vesting period.
     On May 16, 2006, the Committee authorized the first equity awards under the Equity Compensation Program based on 2005 performance. The awards were made to 25 key employees, including all of the Named Executive Officers, under the 2000 Incentive Plan. As provided in the program, each award recipient elected either restricted stock, SSARs, or a combination of both. After the elections were made, restricted stock awards totaling 20,750 shares of Common Stock were made to 11 key managers, including three of the Named Executive Officers. Eighteen employees elected all or a portion of their awards in SSARs, including three of the Named Executive Officers. A total of 113,200 SSARs were issued. The Company expects to make such awards under the Equity Compensation Program annually in the first quarter of each year. The individual awards to the Named Executive Officers are disclosed in the “Grants of Plan-Based Awards” table.
     The Equity Compensation Program also provides for a bonus stock matching program under which participants may elect to use a percentage of their annual cash bonus, if any, to purchase shares of Company common stock. This matching program is intended to facilitate the stock ownership guideline described below, which will align shareholder and management interests. If the participant makes such an election, the Company matches a percentage of the shares purchased with the participant’s cash bonus by granting the participant an award of restricted stock under the 2000 Plan. All tiers of participants are eligible for participation in the bonus stock matching program. The percentage of shares matched by the Company varies depending on the participant’s tier group. Under the bonus stock matching program, the Tier 1 group may use up to 50 percent of their annual cash bonus to purchase common stock, and the Company will match 50 percent of that amount in restricted stock. The maximum percentage of the annual cash bonus that each tier may use to purchase common stock, and the percentage of the Company match, is detailed below:

	Percentage of Annual	Company Match in
	Cash Bonus	Restricted Stock
Tier 1	50%	50%
Tier 2	30%	50%
Tier 3	30%	50%
Tier 4	25%	50%
Tier 5	25%	100%
     The shares of Company common stock purchased under the bonus stock matching program by Section 16 insiders, which includes five of the Named Executive Officers excluding Michael W. Sheffey, is issued as restricted stock subject to a one-year holding period.
     As part of the Equity Compensation Program, the Board also established new stock ownership guidelines for its officers and directors, as described below:

Stock Ownership
Tier 1	3 times annual salary
Tier 2	2 times annual salary
Tier 3	2 times annual salary
Tier 4	1 times annual salary
Board Members	5 times annual retainer
The Equity Compensation Program generally allow a participant to earn targeted ownership over a reasonable period, usually within five to seven years, provided individual and Company targets are achieved and provided the participant fully participates in the program.
Profit Sharing Plan
     Seacoast sponsors a Retirement Savings Plan for Employees of Seacoast National Bank and its affiliates, which is a tax-qualified, defined contribution plan (the “Profit Sharing Plan”). All employees who satisfy service eligibility requirements may participate in the plan. The Profit Sharing Plan has various features, including: 1) an employer matching contribution for salary deferrals of up to four (4) percent of the employee’s compensation for each calendar quarter, 2) an annual retirement contribution, and 3) a profit sharing contribution.
     At the end of each plan year, the Company’s Board of Directors decides whether to make a profit sharing contribution for the plan year. If the Board decides to make such a contribution, the contribution is allocated among eligible employees based on each employee’s “eligible compensation” as defined in the Profit Sharing Plan. At least 50 percent of this contribution (the “Non-Elective Profit Sharing Contribution”) is contributed to the employee’s Profit Sharing account. The balance (the “Elective Profit Sharing Contribution”) may be deferred into the Profit Sharing Plan or taken in cash by the employee, at the employee’s election. The Company matches 100 percent of any Elective Profit Sharing Contribution that is deferred into the Profit Sharing Plan.
     In addition, the Profit Sharing Plan has a Code Section 401(k) feature that allows employees to make voluntary “salary savings contributions” ranging from 1 percent to 15 percent of compensation (as defined by the Plan), subject to federal income tax limitations. After-tax contributions may also be made by employees with “voluntary contributions” of up to 10 percent of compensation (as defined in the Profit Sharing Plan for each plan year), subject to certain statutory limitations. A retirement contribution is made on an annual discretionary basis by the Company of up to 2 percent of “retirement eligible compensation”, as defined in the Profit Sharing Plan.
     Salary Savings Contributions, rollover contributions, Elective Profit Sharing Contributions, and other voluntary contributions made by the participant, as well as any investment earnings on these contributions, are immediately vested. The Company contributions to the Profit Sharing Plan vest at the rate of 25 percent for each year the participant has worked at least 1,000 hours, with full vesting after four (4) years of service. A participant becomes 100 percent vested in the event of death, disability or retirement on or after age 55.
     Each participant directs how his account in the Profit Sharing Plan is invested among the available investment vehicle options, which include a Company stock fund. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. The Board has appointed Marshall & Ilsley Trust Company N.A. (“M&I”), as Trustee of the plan. The participant has full voting and dividend rights with respect to the Company stock held in the Profit Sharing Plan.
     In general, distributions greater than $5,000 will be paid in cash in one of the following three forms specified by the participant: (a) a lump sum; (b) equal monthly, quarterly, semi-annual or annual installments over a period that does not exceed the life expectancy of the participant or the participant and his beneficiary; or (c) a combination of a one-time withdrawal of a lump sum and the remainder in installments. The participant may elect to have any portion of his account which was invested in the Company stock fund distributed in whole shares of Common Stock, with partial shares paid in cash. The Profit Sharing Plan requires mandatory distributions if the participant: 1) has an account balance of $5,000 or less as of the date of distribution or termination, 2) reaches age 70 1/2, or 3) terminates employment and is age 65 or older.
     The Profit Sharing Plan includes a provision for “hardship withdrawals”, a distribution to a participant prior to his termination with the Company of amounts held in the participant’s account which is made in certain cases of severe financial hardship. Hardship withdrawals are permitted from Salary Savings Contributions, Elective Profit Sharing Contributions, and rollover contributions. All hardship withdrawals are subject to the approval of a committee appointed by the Board of Directors.
     Information on the individual contributions paid by the Company, as well as the individual benefits paid, to the Named Executive Officers during 2006 is contained in the “Summary Compensation Table” and “Components of All Other Compensation Table”.

Executive Deferred Compensation Plan
     The Bank offers the Executive Deferred Compensation Plan (“Compensation Deferral Plan”) designed to permit a select group of management and highly compensated employees, including the Named Executive Officers, to elect to defer a portion of their compensation not otherwise deferrable under the Company’s 401(k) plan until their termination of employment with the Company. The Compensation Deferral Plan also allows participants to receive matching and other Company contributions which they are restricted from receiving under the Company’s Profit Sharing Plan. Compensation deferred by the participant is immediately vested. The Company contributions to the Compensation Deferral Plan vest at the rate of 25 percent for each year of service the participant has accrued under the Profit Sharing Plan, with full vesting after four (4) years of service. If a participant would become immediately vested in his Company contributions under the Profit Sharing Plan for any reason (such as death, disability, or retirement on or after age 55), then he would also become immediately vested in his account balance held in the Compensation Deferral Plan.
     Each participant directs how his account in the Compensation Deferral Plan is invested among the available investment vehicle options. The plan’s investment options are reviewed and selected annually by a committee appointed by the Board of Directors of the Company to administer the plan. While the plan committee is responsible for administration of the plan, it may appoint other persons or entities to perform any of its fiduciary or other functions. No earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.
     The assets of the Compensation Deferral Plan are held, invested and administered from a “rabbi trust” established by the Company as a funding vehicle for the plan, and all amounts paid under the plan are paid in cash from the general assets of the Company. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest greater than that of an unsecured creditor.
     The plan’s rabbi trust is administered pursuant to a trust agreement between the Company and M&I, Trustee of the trust. Under the trust agreement the Company has agreed to indemnify and to hold M&I harmless from and against all claims, expenses (including reasonable attorney fees), liabilities, damages, actions or other charges incurred by or assessed against M&I as a direct or indirect result of M&I’s reliance upon the directions, acts or omissions of the plan administrator, the Company, any investment advisor, or any participant of the plan or as a direct or indirect result of any act or omission of any other person charged under any agreement affecting the assets of the Trust with investment responsibility with respect to such assets.
     Upon a participant’s termination of employment with the Company, the participant will receive the balance of his account in cash in one of the following three forms specified by the participant at the time of initial deferral election, or subsequent amendment: (a) a lump sum; (b) monthly installments over a period not to exceed five (5) years; or (c) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years.
     The plan includes a provision for a “hardship withdrawal”, a distribution to the participant prior to his termination with the Company of an amount in the participant’s account due to severe financial hardship, if such withdrawal is requested in writing by the participant and deemed necessary by, and in the sole discretion of, the chief executive officer of the Company. If the chief executive officer of the Company requests a hardship withdrawal, the determination of whether a financial hardship exists and the amount to be distributed is determined by a committee of three (3) independent Board members, with such committee appointed by a majority of the Company’s independent directors.
     Contributions, earnings and balances in the individual accounts of the Named Executive Officers in 2006 are disclosed in the “Nonqualified Deferred Compensation” table.

Supplemental Disability Insurance
     The Bank provides supplemental disability insurance to certain members of executive management, including four of the Named Executive Officers, in excess of the maximum benefit of $15,000 per month provided under the group plan for all employees. The supplemental insurance provides a benefit up to 70 percent of the executive’s monthly predisability income based on the executive’s base salary and annual incentive compensation. Coverage can be converted and maintained by the individual participant after employment ends. The benefit also includes no reduction in coverage due to disability benefits paid by other sources, and a partial benefit if a disabled participant is able to work on a part-time basis. In 2006, the Company paid a total of $32,004 for supplemental disability insurance for 17 of its executive officers, including $29,048 for the Named Executive Officers.
     The value of the supplemental disability insurance paid by the Company for the Named Executive Officers is included in the “Summary Compensation Table” under “All Other Compensation” and disclosed in the footnote thereto.
Employment and Change in Control Agreements
     The Bank entered into an executive employment agreement with A. Douglas Gilbert on March 24, 1991. Similar agreements were entered into with Dennis S. Hudson, III on January 18, 1994, with C. William Curtis, Jr. on July 31, 1995 and with O. Jean Strickland on October 18, 2005.
     All of these employment agreements contain certain non-competition, non-disclosure and non-solicitation covenants. Each such agreement also provides for a base salary, hospitalization, insurance, long term disability and life insurance in accordance with the Bank’s insurance plans for senior management, and reasonable club dues. Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. The agreements provide for termination of the employee for cause, including willful and continued failure to perform the assigned duties, crimes, breach of the Bank’s Code of Ethics, and also upon death or permanent disability of the executive. Each agreement contains a change in control provision which provides that certain events, including the acquisition of the Bank or the Company in a merger, consolidation or similar transaction, the acquisition of 51 percent or more of the voting power of any one or all classes of Common Stock, the sale of all or substantially all of the assets, and certain other changes in share ownership, will constitute a “change in control” which would allow the executive to terminate the contract within one year following the date of such change in control. Termination may also be permitted by the executive after a change in control, and in the event of a change in duties and powers customarily associated with the office designated in such contract. Upon any such termination following a change in control, the executive’s base salary, hospitalization and other health benefits will continue for two years.
     The Company entered into Change in Control employment agreements with Dennis S. Hudson, III and A. Douglas Gilbert on December 24, 2003. Each agreement has a three-year term and provides for automatic one-year extensions unless expressly not renewed. A change in control must occur during this period (the “Change in Control Period”) to trigger the agreement. These agreements supersede the change-in-control provisions in the executives’ employment agreements with the Bank. Also on December 24, 2003, the Company entered into similar agreements with C. William Curtis, Jr. and William R. Hahl, each having a two-year Change in Control Period. On January 7, 2004, the Company executed a similar agreement with O. Jean Strickland, President of the Bank, having a one-year Change in Control Period.
     Each of the change in control employment agreements provides that, once a change in control has occurred, the executive subject to the contract (the “Subject Executive”) and the Company agree to continue, for the Change in Control Period, the Subject Executive’s employment in the same position as held in the 120 days period prior to the change in control. If the Subject Executive is terminated for “cause” or resigns “without good reason”, as defined in the agreement, the Subject Executive will receive payment through the date of termination. If the Subject Executive resigns for “good reason” or is terminated “without cause”, or resigns for any reason during a 30-day period specified in the contract, the Subject Executive will receive salary, a pro-rata bonus, and all accrued and deferred amounts through the termination date, as well as his annual base salary, bonuses and other benefits that otherwise would have been paid over the Change in Control Period. All unvested stock options to acquire stock of the Company and all awards of restricted stock of the Company held by Subject Executive as of the date of termination shall be immediately and fully vested as of the date of termination and, in the case of stock options, shall be fully exercisable as of the date of termination. The Company will also provide health and other welfare benefits to the Subject Executive for the duration of the Change in Control Period.
     The potential post-employment payments to the Named Executive Officers under the employment and change in control agreements are estimated in the “Other Potential Post-Employment Payments” table which follows this discussion.
Deduction Limit
     At this time, because of its compensation levels, Seacoast does not appear to be at risk of losing deductions under Section 162(m) of the Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. As a result, Seacoast has not established a formal policy regarding such limit, but will evaluate the necessity for developing such a policy in the future.
Chief Executive Pay
     The Salary and Benefits Committee formally reviews the compensation paid to the chief executive officers of the Company and the Bank during the first quarter of each year. Final approval of the chief executives’ compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. In addition, utilizing published surveys, databases, and proxy statement data, including, for example, public information compiled from the SNL Executive Compensation Review and the Wyatt Financial Institution Benchmark Compensation Report (collectively, the “Survey Data”), as well as information periodically obtained from independent consulting firms, the Salary and Benefits Committee surveys the total compensation of chief executive officers of publicly held regional banks and bank holding companies of comparable size and performance in the southeastern United States.
     After reviewing the findings of the independent consulting firm retained in 2005 and 2006 for such purpose and the Survey Data, the salary for Mr. Dennis S. Hudson, III, Chairman and Chief Executive Officer of Seacoast, was increased by $25,322 to $531,768 annually, beginning in 2007. This adjustment is expected to maintain Mr. Hudson’s salary compensation in alignment with the comparative groups. Based on specific accomplishments and the overall financial performance of Seacoast, including the achievement of earnings performance in excess of threshold level for 2006 (but less than the targeted level), Mr. Hudson III was awarded a cash incentive award of $125,000 for 2006 under the Key Manager Incentive Plan, compared to an award of $376,000 in 2005.

EXECUTIVE COMPENSATION
     The table below sets forth the elements that comprise total compensation for the Named Executive Officers of Seacoast or the Bank for the periods indicated.
2006 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive
						Plan		All
				Stock	Options	Compen-		Other
Name and Principal		Salary		Awards	Awards	sation		Compensation	Total
Position	Year	($)		($)(1)	($)(1)	($)(2)		($)(3)	($)

Dennis S. Hudson, III	2006	$506,450	(4)	$74,200	$63,369	$125,000	(5)(6)	$94,248	$863,267
Chairman & Chief Executive Officer of Seacoast and the Bank

William R. Hahl	2006	$269,762	(4)	$19,746	$12,725	$63,000	(5)(7)	$42,136	$407,369
Executive Vice President & Chief Financial Officer of Seacoast and the Bank

A. Douglas Gilbert	2006	$500,700	(4)	$171,781	—	$125,000	(5)	$160,180	$957,661
President & Chief Operating & Credit Officer of Seacoast, Vice Chairman & Chief Credit Officer of the Bank

C. William Curtis, Jr.	2006	$302,250	(4)	$20,141	$9,233	$70,000	(5)	$53,764	$455,388
Senior Executive Vice President & Chief Banking Officer of Seacoast and the Bank

O. Jean Strickland	2006	$347,500	(4)	$12,010	$19,282	$104,000	(5)	$57,202	$539,994
Senior Executive Vice President of Seacoast and President and Chief Operating Officer of the Bank

Michael W. Sheffey	2006	$200,000		$163,371	$71,769	$200,000	(8)	$41,677	$676,817
Orlando Regional President of the Bank

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Executive Equity Compensation Program and may include amounts from awards granted in and prior to 2006. A discussion of the relevant assumptions used in the valuation is contained in footnote J to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included on pages 75-77 of the Company’s Annual Report on Form 10-K filed with the SEC on or around March 15, 2007. In valuing stock and options awards, no forfeitures are assumed for the Named Executive Officers.

(2)	All incentive cash compensation, except Mr. Sheffey’s, was paid for results achieved during the applicable fiscal year in accordance with the Key Manager Incentive Plan described above. Mr. Sheffey’s cash incentive compensation was paid under a separate production based incentive plan for the Bank’s Orlando region and was approved by the President and Chief Operating Officer of the Bank based on the region’s performance, balance sheet growth, asset quality and operational soundness, as well as the success of the system integration of Century National Bank with and into the Bank in 2006.

(3)	Additional information regarding other compensation is provided in the Components of All Other Compensation Table below.

(4)	A portion of executive’s base salary included in this number was deferred into the Company’s Executive Deferred Compensation Plan, the amounts of which are disclosed in the Nonqualified Deferred Compensation table below. Executive officers that are also directors do not receive any additional compensation for services provided as a director.

(5)	Earned in 2006, but paid in 2007.

(6)	As provided for under the Equity Compensation Program, Mr. Hudson elected to use 50 percent of his annual cash bonus to purchase 2,685 shares of restricted stock based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on February 2, 2007, and the Company matched 50 percent of the shares purchased with an award of 1,342 shares of restricted stock, granted under the 2000 Incentive Plan. The restricted stock granted under the bonus stock matching program vests in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as Mr. Hudson remains employed by the Company. The restricted stock purchased is subject to a one-year holding period.

(7)	As provided for under the Equity Compensation Program, Mr. Hahl elected to use 50 percent of his annual cash bonus to purchase 1,353 shares of restricted stock based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on February 2, 2007, and the Company matched 50 percent of the shares purchased with an award of 676 shares of restricted stock, granted under the 2000 Incentive Plan. The restricted stock granted under the bonus stock matching program vests in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as Mr. Hahl remains employed by the Company. The restricted stock purchased is subject to a one-year holding period.

(8)	Mr. Sheffey’s bonus was paid under a separate production based incentive plan for the Orlando region, of which the total payout to all recipients was $766,500.
2006 COMPONENTS OF ALL OTHER COMPENSATION TABLE

					Company
		Company Paid Contributions			Paid
		to Profit Sharing Plan			Contri-
					butions to
					Executive	Premium	Excess	Dividends	Paid by
				Discre-	Deferred	on Supple-	Life	on	Company
				tionary	Compen-	mental	Insur-	Unvested	into
		Profit-		Retire-	sation	Disability	ance	Restricted	Cafeteria
Name	Year	Sharing	Match	ment	Plan	Insurance	Benefit	Stock (1)	Plan	Other		Total

D. S. Hudson, III	2006	$6,600	$12,100	$4,400	$30,477	$6,714	$1,242	$32,165	$550	—		$94,248

W. R. Hahl	2006	$6,600	$12,100	$4,400	$5,282	$3,737	$2,322	$7,145	$550	—		$42,136

A. D. Gilbert	2006	$6,600	$12,100	$4,400	$29,474	$13,703	$4,191	$69,020	$550	$20,142	(2)	$160,180

C. W. Curtis, Jr.	2006	$6,600	$12,100	$4,400	$9,036	$1,312	$4,191	$7,999	$550	$7,576		$53,764

J. Strickland	2006	$6,600	$12,100	$4,400	$13,788	$2,320	$810	$5,172	$550	$11,462	(3)	$57,202

M. W. Sheffey	2006	$6,600	$12,100	$4,400	—	$1,262	$3,267	$10,149	$550	$3,349		$41,677

(1)	Dividends on unvested restricted stock include tax gross-up of 26.45 percent on all Named Executive Officers.

(2)	Includes $17,373 for incremental personal use of company vehicle, $1,343 in transportation and meal expenses for spouse to attend Company endorsed events, and $1,426 for incremental personal use of Company provided cellular phone.

(3)	Includes $11,462 for incremental personal use of company vehicle.

2006 GRANTS OF PLAN-BASED AWARDS
     The following table sets forth certain information concerning plan-based awards granted during 2006 to the Named Executive Officers. All equity awards relate to Common Stock. There are no stock awards, options or SARs involving Preferred Stock.

		Estimated Future Payments Under			Estimated Future Payouts
		Non-Equity Incentive Plan			Under Equity Incentive Plan				All Other
		Awards (1)			Awards				Option
								All Other	Awards:
								Stock	Number	Exer-
								Awards:	of	cise or
								Number	Securities	Base
								of Shares	Under-	Price of
		Thres-		Maxi-	Thres-		Maxi-	of Stock	lying	Option
	Grant	hold	Target	mum	hold	Target	mum	in Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#) (2)	(#) (3)	($/Sh)

D. S. Hudson, III	5/16/06	$126,625	$253,250	$379,875	$212,580	$265,725	$318,870		27,600	$26.72

W. R. Hahl	5/16/06	$67,575	$135,150	$202,725	$108,120	$135,150	$162,180	2,025	7,350	$26.72

A. D. Gilbert	5/16/06	$125,175	$250,350	$375,525	$210,280	$262,850	$315,420	7,500

C. W. Curtis, Jr.	5/16/06	$75,575	$151,150	$226,725	—	—	—	1,000

J. Strickland	5/16/06	$83,400	$166,800	$250,200	$166,800	$208,500	$250,200		18,200	$26.72

M. W. Sheffey	5/16/06	—	—	—	$66,000	$82,500	$99,000		8,200	$26.72

(1)	Pursuant to the Key Manager Incentive Plan described above, except for Mr. Sheffey’s award which is paid under a separate production based incentive plan for the Bank’s Orlando region.

(2)	Restricted stock awards granted under the 2000 Incentive Plan based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on May 16, 2006. The awards vest in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as the recipient remains employed by the Company. The recipient has full voting and dividend rights with respect to the restricted stock during the vesting period.

(3)	Stock-settled stock appreciation awards granted under the 2000 Incentive Plan based on the closing sale price of the Company’s Common Stock on the Nasdaq Global Select Market on May 16, 2006. The awards vest in 25 percent increments each year beginning on the second anniversary of the date of grant, as long as the recipient remains employed by the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
     The following table sets forth certain information concerning outstanding equity awards as of December 31, 2006 granted to the Named Executive Officers. This table includes the number of shares of Common Stock covered by both exercisable, non-exercisable options or stock appreciation rights (“SARs”), and unexercised unearned options or SARs awarded under an equity incentive plan as of December 31, 2006. Also reported are the number of shares of Common Stock, and their market value, that have not vested, as well as unearned shares or rights awarded under an equity incentive plan, and their market value, that have not vested as of December 31, 2006. All exercised and vested shares are shares of Common Stock, and all options and SARs relate to Common Stock. There are no options or SARs involving Preferred Stock.

	Option Awards						Stock Awards (1)
										Equity		Equity
				Equity						Incentive		Incentive
				Incentive						Plan		Plan
				Plan						Awards:		Awards:
				Awards:						Number of		Market or
				Number of					Market	Unearned		Payout
	Number of			Securities			Number		Value of	Shares,		Value of
	Securities			Under-			of Shares		Shares or	Units or		Unearned
	Under-	Number of		lying			or Units		Units of	Other		Shares, Units
	lying	Securities		Unexer-	Option		of Stock		Stock	Rights		or Other
	Unexer-	Under-lying		cised	Exer-	Option	That		That	That Have		Rights That
	cised	Unexer-cised		Unearned	cise	Expiration	Have Not		Have Not	Not		Have Not
	Options	Options		Options	Price	Date	Vested (1)		Vested	Vested (1)		Vested
Name	(#)	(#)		(#)	($)		(#)		($)	(#)		($)
	Exercisable	Unexercisable

D.S. Hudson, III	19,800	—		—	$7.72727	20-May-07	7,000	(2)	$173,600	17,500	(3)	$434,000
	72,600	—		—	8.78788	16-Jun-08	3,900	(4)	96,720	6,500	(5)	161,200
	45,000	30,000	(6)	—	17.08	17-Nov-13
	12,000	18,000	(7)	—	22.40	21-Dec-14
	—	27,600	(8)	—	26.72	16-May-16

W. R. Hahl	13,200			—	$7.72727	20-May-07	1,320	(2)	$32,736	3,300	(3)	$81,840
	23,100			—	8.78788	16-Jun-08	660	(4)	16,368	1,100	(5)	27,280
	7,800	5,200	(6)	—	17.08	17-Nov-13	2,025	(9)	50,220
	2,000	3,000	(7)	—	22.40	21-Dec-14
	—	7,350	(8)	—	26.72	16-May-16

A. D. Gilbert	9,900	—		—	$7.72727	20-May-07	14,000	(2)	$347,200	35,000	(3)	$868,000
	72,600	—		—	8.78788	16-Jun-08	7,800	(4)	193,440	13,000	(5)	322,400
							7,500	(9)	186,000

C. W. Curtis, Jr.	3,600	—		—	$8.78788	16-Jun-08	1,600	(2)	$39,680	4,000	(3)	$99,200
	9,000	6,000	(6)	—	17.08	17-Nov-13	900	(4)	22,320	1,500	(5)	37,200
	2,800	4,200	(7)	—	22.40	21-Dec-14	1,000	(9)	24,800

J. Strickland	18,100	—		—	$8.78788	16-Jun-08	1,100	(2)	$27,280	2,750	(3)	$68,200
	6,600	4,400	(6)	—	17.08	17-Nov-13	660	(4)	16,368	1,100	(5)	27,280
	1,600	2,400	(7)	—	22.40	21-Dec-14
	—	18,200	(8)	—	26.72	16-May-16

M. W. Sheffey	25,000	—		—	$18.46	01-May-15	—		—	—		—
	1,000	—		—	21.93	18-Oct-16
	—	8,200	(8)	—	26.72	16-May-16

(1)	The Named Executive Officer has full voting and dividend rights with respect to the restricted stock during the vesting period.

(2)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on November 17, 2003 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-half of the restricted shares vest on November 17, 2007 and the remainder vest on November 17, 2008.

(3)	Represents performance-vested restricted stock award of Common Stock granted to the Named Executive Officer on November 17, 2003 under the 2000 Incentive Plan. These restricted shares vest over a 5-year performance period beginning January 1, 2004 and ending December 31, 2008, based upon the growth in the Company’s earnings per share (“EPS”) over the performance period compared to the Company’s EPS for fiscal year 2003, as follows:

EPS Growth	% of Restricted Shares Vesting

Less than 38%	0
38%	25%
50%	50%
75%	75%
85%	100%

Notwithstanding the above schedule, 100 percent of the restricted shares will vest on November 17, 2008 if the Company achieves a return on equity (ROE) of at least 16.5 percent for 3 consecutive quarters during the performance period, regardless of whether the EPS targets are met. During the performance period, all shares of restricted stock generally will be forfeited upon termination of employment for any reason.

(4)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-third of the restricted shares vest on December 21, 2007, one-third vest on December 21, 2008, and the remainder vest on December 21, 2009.

(5)	Represents performance-vested restricted stock award of Common Stock granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. These restricted shares vest over a 5-year performance period beginning January 1, 2005 and ending December 31, 2009, based upon the growth in the Company’s earnings per share (“EPS”) over the performance period compared to the Company’s EPS for fiscal year 2004, as follows:

EPS Growth	% of Restricted Shares Vesting

Less than 38%	0
38%	25%
50%	50%
75%	75%
85%	100%

Notwithstanding the above schedule, 100 percent of the restricted shares will vest on December 21, 2009 if the Company achieves a return on equity (ROE) of at least 16.5 percent for 3 consecutive quarters during the performance period, regardless of whether the EPS targets are met. During the performance period, all shares of restricted stock generally will be forfeited upon termination of employment for any reason.

(6)	Represents time-vested stock option award granted to the Named Executive Officer on November 17, 2003 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-half of the unexercisable options vest on November 17, 2007 and the remainder vest on November 17, 2008.

(7)	Represents time-vested stock option award granted to the Named Executive Officer on December 21, 2004 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-third of the unexercisable options vest on December 21, 2007, another one-third of the unexercisable options vest on December 21, 2008, and the remainder vest on December 21, 2009.

(8)	Represents stock-settled stock appreciation rights granted to the Named Executive Officer on May 16, 2006 under the 2000 Incentive Plan, which vest in four equal annual installments beginning on the second anniversary of the date of grant, subject to the continued employment of the Named Executive Officer.

(9)	Represents time-vested restricted stock award of Common Stock granted to the Named Executive Officer on May 16, 2006 under the 2000 Incentive Plan. As long as the Named Executive Officer remains employed by the Company, one-quarter of the restricted shares vest on May 16, 2008 and the remainder vest in increments of 25 percent on each of the following three anniversary dates thereafter.
2006 OPTION EXERCISES AND STOCK VESTED
     The following table shows stock options exercised by the Named Executive Officers during 2006, including the value of gains on the date of exercise. In addition, this table reports the vesting of stock awards or similar instruments during 2006 granted to the Named Executive Officers, and the value of the gains realized on vesting.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value	Acquired	Value
	on Exercise	Realized	on Vesting	Realized
Name	(#) (1)	($)	(#) (1)	($)
Dennis S. Hudson, III	19,800.0	$391,428	4,800	$119,528

William R. Hahl	13,200.0	$266,760	880	$21,930

A. Douglas Gilbert	28,670.4	$554,084	9,600	$239,056

C. William Curtis, Jr.	—	—	1,100	$27,390

Jean Strickland	14,533.7	$287,520	770	$19,164

Michael W. Sheffey	—	—	11,500	$285,200

(1)	All exercised and vested shares are shares of Common Stock. There are no options or stock awards involving Preferred Stock.
2006 NONQUALIFIED DEFERRED COMPENSATION
     The following table discloses, for each of the Named Executive Officers, contributions, earnings and balances during 2006 under the Executive Deferred Compensation Plan, described in the narrative discussion above.

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in Last	Earnings in Last	Withdrawals/	at Last Fiscal Year
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	End
Name	($) (1)	($) (2)	($) (3)	($)	($)
Dennis S. Hudson, III	$5,430	$30,477	$29,116	—	$266,738	(4)

William R. Hahl	$6,751	$5,282	$8,719	—	$87,184	(5)

A. Douglas Gilbert	$30,199	$29,474	$43,323	—	$333,500	(6)

C. William Curtis, Jr.	$104,058	$9,036	$8,267	—	$207,525	(7)

Jean Strickland	$44,440	$13,788	$15,524	—	$195,404	(8)

Michael W. Sheffey	—	—	—	—	—

(1)	Total amount included in the Salary column of the Summary Compensation Table.

(2)	Total amount included in the All Other Compensation column of the Summary Compensation Table.

(3)	None of this amount is included in the Summary Compensation Table since no earnings or dividends paid under the Executive Deferred Compensation Plan are above-market or preferential.

(4)	Includes $152,858 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(5)	Includes $20,477 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(6)	Includes $148,851 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(7)	Includes $44,699 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.

(8)	Includes $3,454 contributed by the Company, as well as executive contributions, included in the Summary Compensation Tables in previous years.
2006 OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
     The following table quantifies, for each of the Named Executive Officers, except Michael W. Sheffey, the potential post-employment payments under the provisions and agreements described above in the narrative discussion, assuming that the triggering event occurred on December 31, 2006 and the price of the Company’s securities is the closing market price on December 29, 2006 ($24.80).

							Total Value of
						Total Value of	Outstanding
						Outstanding	Stock Option
					Value of	Stock Awards	Awards or	Total Value
			Annual		Other	that	SARs that	of Change-
	Term		Base	Annual	Annual	Immediately	Immediately	in-Control
	(in years)		Salary	Bonus	Benefits	Vest	Vest	Benefit
Name	(#)		($)	($)	($)	($)	($)	($)
Dennis S. Hudson, III
Upon Termination without Cause (1)	3	(2)	$506,450	$125,000	$57,683	—	—	$1,378,265
Upon Change-in-Control (3)	3		$506,450	$376,000	$57,683	$865,520	$274,800	$3,960,718

William R. Hahl
Upon Change-in-Control (3)	2		$270,300	$167,000	$30,591	$208,444	$47,344	$1,191,570

A. Douglas Gilbert
Upon Termination without Cause (1)	3	(2)	$500,700	$125,000	$66,619	—	—	$1,384,637
Upon Change-in-Control (3)	3		$500,700	$376,000	$66,619	$1,917,040	—	$4,746,996

C. William Curtis, Jr.
Upon Termination without Cause (1)	3	(2)	$302,250	$70,000	$33,790	—	—	$812,079
Upon Change-in-Control (3)	2		$302,250	$197,000	$33,790	$223,200	$56,400	$1,345,679

Jean Strickland
Upon Termination without Cause (1)	3	(2)	$417,000	$104,000	$36,168	—	—	$1,114,336
Upon Change-in-Control (3)	1		$417,000	$222,000	$36,168	$139,128	$39,728	$854,024

Michael W. Sheffey (4)	—		—	—	—	—	—	—

(1)	As provided for in the Employment agreement described above. Named Executive Officer receives full base salary, including any other cash compensation to which Named Executive Officer would be entitled at termination date. Other annual benefits include hospitalization insurance premium (including major medial), long-term disability and life insurance premiums, and payments under all current employee benefit plans and arrangements in which management is permitted to participate.

(2)	Term of agreement is as indicated, but benefits under the agreement are paid for a period of two years following the termination date.

(3)	As provided for in the Change in Control agreement described above. Annual Base Salary is equal to 12 times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to Named Executive Officer by the Company in the 12-month period immediately preceding the month in which the triggering event occurs. Annual Bonus is equal to Named Executive Officer’s highest annual bonus for the last three full fiscal years prior to the triggering event. Other annual benefits include Company-paid profit-sharing contributions, medical, prescription, dental, employee life, group life, accidental death and travel accident insurance plans and programs paid by the Company prior to the triggering event.

(4)	Mr. Sheffey had an employment agreement with the Company related to the merger of Century National Bank with and into the Bank. The agreement was terminated on January 9, 2007. There is no employment or change-in control agreement between Mr. Sheffey and the Company at this time.
PERFORMANCE GRAPH
     The following line-graph compares the cumulative, total return on Seacoast’s Common Stock from December 31, 2001 to December 31, 2006, with that of the Nasdaq Bank Index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market) and the Russell 2000 Financial Services Index (an average of all financial service companies included in the Russell 2000 Index). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	2001	2002	2003	2004	2005	2006
Seacoast	100	124.46	129.42	170.00	179.78	199.05
Nasdaq Bank Index	100	106.98	141.83	160.89	157.70	179.22
Russell 2000 Financial Services Index	100	103.57	143.97	173.74	177.26	211.23

2006 DIRECTOR COMPENSATION
     The table below sets forth the elements that comprise total compensation for Board members who are not Named Executive Officers of the Company or the Bank.

	Fees Earned or		All
	Paid in Cash		Other Compensation		Total
Name	($) (1)		($)		($)

Stephen E. Bohner	$45,600	(2)	$1,432	(3)	47,032

Jeffrey C. Bruner	$38,400		178	(3)	38,578

John H. Crane	$49,100		178	(3)	49,278

Evans Crary, Jr. (4)	$23,717	(2)	4,839	(3)	28,555

T. Michael Crook	$40,400	(2)	178	(3)	40,578

Christopher E. Fogal	$40,500		2,357	(3)	42,857

Jeffrey S. Furst	$48,300	(2)	1,196	(3)	49,496

Dale M. Hudson			278,095	(5)	278,095

Dennis S. Hudson, Jr.	$36,300		178	(3)	36,478

Thomas E. Rossin	$36,600		1,207	(3)	37,807

John R. Santarsiero, Jr.	$42,900		178	(3)	43,078

Thomas H. Thurlow, Jr.	$34,300	(2)	178	(3)	34,478

Edwin E. Walpole, III	$23,233		178	(3)	23,411

(1)	Board members who are not executive officers of the Company or the Bank are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries. In addition to the annual retainer, Board members who are not executive officers receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired. The members of the Salary and Benefits Committee, Audit Committee and Nominating/Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired. Executive officers that are also directors do not receive any additional compensation for services provided as a director. Dale M. Hudson is the only director listed that is also an executive officer of the Company.

(2)	Deferred into the Company’s Director’s Deferred Compensation Plan described below.

(3)	Includes the incremental value of expenses paid by Company for the director’s spouse to attend a Company meeting and the value of gifts from the Company.

(4)	Evans Crary, Jr. retired as director of the Company on June 30, 2006, and received a lump sum payment for the balance in his account in the Directors Deferred Compensation Plan.

(5)	Executive compensation paid to Mr. Hudson as Vice Chairman of the Company, including $558 that was deferred into the Company’s Executive Deferred Compensation Plan. Includes salary of $245,000, $12,100 in employer matching contribution to the Profit Sharing Plan, $6,600 in profit sharing, $4,400 in employer discretionary retirement contributions, $3,025 in employer matching contributions to the Executive Deferred Compensation Plan, $550 paid by the employer into the Cafeteria Plan, $4,944 in excess life insurance benefits, $485 in supplemental long-term disability benefits, and $991 for the incremental value of expenses paid by Company for Mr. Hudson’s spouse to attend Company meetings and the value of gifts from the Company.

Directors Deferred Compensation Plan
     The Company has a Directors’ Deferred Compensation Plan to allow non-employee directors of the Company and its subsidiaries to defer receipt of fees paid to them for their service on the boards of directors and committees of the Company and its subsidiaries until their termination of employment with the Company. Each participant annually directs how his account in the Directors’ Deferred Compensation Plan is invested among four investment vehicle options: three mutual funds and a derivative security comprised of Company Common Stock (“Stock Account”). The plan’s investment options are reviewed and selected annually by a Committee appointed by the Board of Directors of the Company to administer the plan. No earnings or dividends paid under the Directors Deferred Compensation Plan are above-market or preferential.
     The assets of the Directors’ Deferred Compensation Plan are held, invested and administered from a “rabbi trust” established by the Company as a funding vehicle for the plan, and all amounts paid under the plan are paid in cash or stock from the general assets of the Company. Nothing contained in the plan creates a trust or fiduciary relationship of any kind between the Company and a participant, beneficiary or other person having a claim to payments under the plan. A participant or beneficiary does not have an interest greater than that of an unsecured creditor.
     The plan’s rabbi trust is administered pursuant to a trust agreement between the Company and Marshall & Ilsley Trust Company N.A. (the “Trust”), Trustee of the Trust. Under the Trust agreement the Company has agreed to indemnify and to hold Marshall & Ilsley Trust Company N.A. (“M&I”) harmless from and against all claims, expenses (including reasonable attorney fees), liabilities, damages, actions or other charges incurred by or assessed against M&I as a direct or indirect result of M&I’s reliance upon the directions, acts or omissions of the Plan Administrator, the Company, any Investment Advisor, or any participant of the plan or as a direct or indirect result of any act or omission of any other person charged under any agreement affecting the assets of the Trust with investment responsibility with respect to such assets.
     Upon a participant’s termination of membership on the Board, the participant will receive the balance of his account, excluding the balance held in his Stock Account, in cash in one of the following three forms specified by the participant at the time of initial deferral election: (a) a lump sum; (b) monthly installments over a period not to exceed five (5) years; or (c) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a period not to exceed five (5) years. Upon termination of membership on the Board, any balance in the participant’s Stock Account will be made to him in one payment of Common Stock, with the value of fractional shares paid in cash.
     The plan includes a provision for a “hardship withdrawal”, a distribution to the participant prior to his termination on the Board of an amount in the participant’s account made due to severe financial hardship. Such withdrawal must be requested in writing by the participant and deemed necessary by, and in the sole discretion of, the chief executive officer of the Company. Hardship withdrawals are restricted for Section 16 insiders who have transferred funds into or out of the Stock Account within the previous six months.

SALARY AND BENEFITS COMMITTEE REPORT
     The Salary and Benefits Committee assists the Board of Directors with administering its responsibilities relating to the compensation of the Company’s executive officers, including the chief executive officer. In addition, this Committee also has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Salary and Benefits Committee operates under a written charter that was revised in 2006 upon approval by the Board of Directors. The Committee Charter is available on the Company’s website at www.seacoastbanking.net.
     The Salary and Benefits Committee currently is composed of four persons, all of whom are “independent”. The Committee also serves as the salary and benefits committee of the Bank.
     The Salary and Benefits Committee believes that it has taken the actions necessary and appropriate to fulfill its responsibilities under the Salary and Benefits Committee’s Charter. To carry out its responsibilities, the Committee held four meetings in 2006.
     In fulfilling its oversight responsibilities, the Salary and Benefits Committee reviewed with management the Compensation Discussion and Analysis to be included in this Proxy Statement and required as part of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the quality and the clarity of disclosures contained therein. Based on this review and discussion, the Salary and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Board has approved and ratified such recommendation.
Salary and Benefits Committee:
Thomas E. Rossin, Chairman
Stephen E. Bohner
John R. Santarsiero, Jr.
Edwin E. Walpole, III
March 19, 2007

AUDIT COMMITTEE REPORT
     The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter that was last revised in 2003 following the adoption of new Nasdaq governance standards, and was approved by the Board of Directors. The Audit Committee charter is available on the Company’s website at www.seacoastbanking.net. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2006 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2006 and 2005 and for the three years in the period ended December 31, 2006.
     The Audit Committee currently is composed of four persons, all of whom are “independent”. In addition, the Board of Directors has determined that Christopher E. Fogal, Chairman of the Committee, is both “independent” under NASD rules and an “audit committee financial expert” as defined by the SEC. The Audit Committee also serves as the audit committee of the Bank.
     The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls and reporting. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls and monitors the independence and performance of the Company’s independent auditors and internal auditors.
     The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee charter. To carry out its responsibilities, the Audit Committee held six meetings in 2006.
     In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and assumptions and the clarity of disclosures in the financial statements.
     The Audit Committee also reviewed with the Company’s independent auditors, KPMG LLP, the audited financial statements, their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with KPMG LLP its independence from management and the Company, including the written disclosures, letter and other matters required of KPMG LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2006 by KPMG LLP that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2006 is compatible with maintaining KPMG LLP’s independence, and determined that the provision of non-audit services by KPMG LLP did not impair its independence.
     Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also discussed KPMG LLP’s evaluation of management’s assessment of the Company’s internal control over financial reporting and KPMG LLP’s audit opinion under Section 404 of the Sarbanes Oxley Act of 2002 and the Public Company Accounting Oversight Board Standard Number 2.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC. The Audit Committee also recommended to the Board that the Company retain KPMG LLP as the Company’s independent auditors for 2007. The Board has approved and ratified such recommendation. In addition, the Audit Committee has approved the scope of non-audit services anticipated to be performed by KPMG LLP in 2007 and the estimated budget for those services.
Audit Committee:
Christopher E. Fogal, Chairman
John H. Crane, Member
T. Michael Crook, Member
Jeffrey S. Furst, Member
March 19, 2007

SALARY AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     Messrs. Rossin (Chairman), Bohner, Santarsiero and Walpole are the members of the Salary and Benefits Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.
     Thomas E. Rossin, a director of Seacoast and the Bank, Chairman of the Salary and Benefits Committee, and a member of the Company’s Nominating/Governance Committee, is co-owner of Thomas E. Rossin, Esq. and Associates, which provided legal services to the Bank during the fiscal year ended December 31, 2006 and received approximately $29,749 for such services.
     E. Edwin Walpole, III, a director of Seacoast and the Bank and a member of the Salary and Benefits Committee, is president, owner and director of Walpole Inc., which provided vehicle repair services for the Bank during the fiscal year ended December 31, 2006 and received approximately $642 for such services.
     There are no “interlocks”, as defined by the SEC, with respect to any member of the Salary and Benefits Committee.
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
     Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future.
     As a federally insured bank, the Bank is subject to Regulation O, which governs loans to “insiders”, defined as any executive officer, director or principal shareholder who exercises power or influence over broad policy-making functions of the bank, of its parent company or of any other subsidiary of its parent company. Loans to an insider may include loans to a “related interest” of the insider, which includes any business in which the insider has a controlling interest or owns 25 percent or more of the stock, or in which the insider owns 10 percent or more and maintains control over the company’s policies and procedures. Regulation O imposes lending limits on loans to insiders and requires that the bank ensure that preferential treatment is not given to insiders (i.e., that the terms and conditions of the credit are substantially the same as those extended to other customers of the bank). Board approval is required of any extensions of credit to executive officers or if the aggregate debt of a director exceeds $500,000 or 5 percent of the bank’s unimpaired capital and unimpaired surplus (excluding first mortgages on personal residences up to $100,000). The Bank is also required to maintain records on all insiders, update them with any change in executive management, and present a report to its board of directors at least annually which details extensions of credit to insiders from correspondent banks. In addition, the Bank’s board of directors reviews, on a monthly basis, loans to directors, officers, employees and their related interests, as well as any occurrences of non-sufficient funds on director and executive officer accounts.
     The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2006, was approximately $11,209,835, which represented approximately 5.28 percent of Seacoast’s consolidated shareholders’ equity on that date.
     Transactions with related persons which do not involve indebtedness to the Bank are reported to and reviewed quarterly by the Audit Committee. Messrs. Fogal (Chairman), Crane, Crook and Furst are the members of the Audit Committee, none of whom is or has been an officer or employee of Seacoast or its subsidiaries.
     Jeffrey C. Bruner, a director of Seacoast and the Bank, is a controlling shareholder of Mayfair Investments, which leases to the Bank 21,400 square feet of space adjacent to the Seacoast National Center in Stuart, Florida ,pursuant to a lease agreement which expires in May 2008. At the end of the lease term, the Bank has two options to extend the lease for a period of five years each. The Bank paid rent of approximately $310,822 on this property in 2006, of which Mr. Bruner’s individual interest was $34,190 and the Bruner family interest was $124,329. Seacoast believes the terms of this lease are commercially reasonable and comparable to rental terms negotiated at arm’s length between unrelated parties for similar property in Stuart.
     For information concerning specific transactions and business relationships between Seacoast or the Bank and certain of its directors or executive officers, see “Salary and Benefits Committee Interlocks and Insider Participation”.
PRINCIPAL SHAREHOLDERS
     As of February 22, 2007, the only shareholders known to Seacoast to be the beneficial owners, as defined by SEC rules, of more than five percent of the outstanding shares of Common Stock were the following, for whom beneficial ownership information is set forth in the following table.

Name and Address of	Number and Percent of Common
Beneficial Owner	Stock Beneficially Owned
	Number	%
Dale M. Hudson (1) (2) 192 S.E. Harbor Point Drive Stuart, FL 34996	1,609,516.4	8.47%

Dennis S. Hudson, Jr. (1) (3) 157 S. River Road Stuart, FL 34996	1,345,696	7.04%

Dennis S. Hudson, III (1) (3) 2341 NW Bay Colony Court Stuart, FL 34994	1,394,075	7.38%

Mary T. Hudson (1) (2) 192 S.E. Harbor Point Drive Stuart, FL 34996	1,609,516.4 (4)	8.47%

Anne P. Hudson (1) (3) 157 S. River Road Stuart, FL 34996	1,345,696 (5)	7.04%

Eaton Vance Management 255 State Street Boston, MA 02109	1,004,378 (6)	5.3%

Private Capital Management, L. P. 8889 Pelican Bay Blvd., Suite 500 Naples, FL 34108	1,128,700 (7)	6.0%

(1)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Anne P. Hudson is the wife of Dennis S. Hudson, Jr. Mary T. Hudson is the wife of Dale M. Hudson. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson. See the table under “Proposal One – Election of Directors” for further information on their beneficial ownership.

(2)	Dale M. Hudson and his wife, Mary T. Hudson, are the general partners of Monroe Partners, their family limited partnership, which as of February 22, 2007 owned 1,456,121 shares of Company Common Stock. Each of Dale M. Hudson and Mary T. Hudson, as general partners, may be deemed to share voting and investment power with the other general partner and each of them disclaims beneficial ownership with respect to such shares except to the extent of their respective partnership interests. See “Proposal One – Election of Directors” for further information regarding their beneficial ownership.

(3)	Dennis S. Hudson, Jr. and his wife, Anne P. Hudson, together with their son, Dennis S. Hudson, III, are the general partners of Sherwood Partners, their family limited partnership, which as of February 22, 2007 owned 1,121,778 shares of Company Common Stock. Mr. and Mrs. Dennis Hudson, Jr. and their children are also limited partners of Sherwood Partners. Mr. and Mrs. Hudson have transferred certain of their limited partnership interests into trusts for the benefit of their family members and plan to make additional transfers from time to time. Each of Dennis S. Hudson, Jr., Anne P. Hudson and Dennis S. Hudson, III, as general partners, may be deemed to share voting and investment power with the other general partners and each of them disclaims beneficial ownership with respect to such shares except to the extent described in the table under “Proposal One – Election of Directors”, which contains further information regarding their beneficial ownership.

(4)	Includes 147,095 shares held jointly with Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(5)	Includes 67,442 shares held by Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(6)	Eaton Vance Management (“Eaton Vance”) is investment management company. Of the shares beneficially owned, Eaton Vance reports it has both sole voting and sole dispositive power as to 1,004,378 shares. The information regarding Eaton Vance, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G/A dated January 29, 2007 and filed by Eaton Vance with respect to Common Stock beneficially owned by Eaton Vance as of December 31, 2006.

(7)	Private Capital Management (“PCM”) is investment management company. Of the shares beneficially owned, PCM reports it has sole voting and sole dispositive power as to 28,800 shares, and shared voting and dispositive power as to 1,099,900 shares. The information regarding PCM, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G dated February 14, 2007 and filed by PCM with respect to Common Stock beneficially owned by PMC as of December 31, 2006.

PROPOSAL 2
AMENDMENT OF THE 2000 LONG-TERM INCENTIVE PLAN
     The Board of Directors has adopted a resolution and is asking shareholders to amend Section 5.1 of the 2000 Incentive Plan to remove the restriction of the percentage of shares that may be granted as awards of restricted stock and unrestricted stock.
     The 2000 Incentive Plan was adopted by the Board and approved by shareholders at the 2000 Annual Meeting of shareholders to promote the success and enhance the value of the Company by linking the personal interests of officers and key employees to those of the shareholders, by providing such officers and key employees with an incentive for outstanding performance. The 2000 Incentive Plan provides for awards of up to 1,320,000 shares of Common Stock (after accounting for stock splits) as stock options, stock appreciation rights, performance shares, restricted stock awards, dividend equivalents and other stock based awards. As of February 22, 2007, there were approximately 25 officers and employees eligible to participate in the 2000 Incentive Plan. A copy and description of the 2000 Incentive Plan is included in the Company’s Proxy Statement for the 2000 Annual Meeting, available on the Company’s Website at www.seacoastbanking.net.
     The 2000 Incentive Plan currently provides that not more than 25% of the shares authorized for awards under the 2000 Incentive Plan may be granted as awards of restricted stock or unrestricted stock awards. The proposed amendment will eliminate the restriction on the number of shares that may be made as restricted stock or unrestricted stock, facilitating the Company’s compensation policies and the ability of executives to meet the share ownership guidelines established by the Company. Proposal 2 will amend Section 5.1 of the 2000 Incentive Plan to read in its entirety as follows:
“5.1 NUMBER OF SHARES.
     Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be 1,320,000.”
     Awards granted under the 2000 Incentive Plan have been in the form of options, stock-settled stock appreciation rights and restricted stock. The following table presents (a) the number of shares subject to awards granted under the 2000 Incentive Plan from its inception through February 22, 2007 to all current executive officers as a group, all current non-executive directors as a group and all employees (including all current officers who are not executive officers) as a group and (b) with respect to options, the weighted-average exercise price payable per share granted to each individual and group indicated. No associate of any officer, non-executive director or director standing for election has been granted an award under the 2000 Incentive Plan, except Dennis S. Hudson, III. No person has received five percent or more of the total awards granted under the 2000 Incentive Plan, except Messrs. Dennis S. Hudson, III, A. Douglas Gilbert and Michael W. Sheffey, who have received 20.1 percent, 11.2 percent and 5.1 percent, respectively.

		Weighted-
		Average			Number of
	Number of	Exercise	Number of	Number of	Share
	Shares Subject	Price of	Restricted	Deferred	Equivalent
	to Granted	Granted	Shares	Shares	Units
Name	Options(1)	Options	Granted	Granted	Granted
Dennis S. Hudson, III	132,600	$20.2901	52,027	—	—

William R. Hahl	25,350	$20.9243	12,854	—	—

A. Douglas Gilbert	—	—	103,500	—	—

C. William Curtis, Jr.	22,000	$18.7727	12,000	—	—

Jean Strickland	33,200	$23.0055	7,700	—	—

Michael W. Sheffey	34,200	$20.5419	13,000	—	—

All current executive officers as a group (2)	213,150	$20.6319	188,081	—	—

All non-executive directors as a group	—	—	—	—	—

All employees, including all current officers who are not executive officers, as a group	246,710	$20.8953	271,779	—	—

(1)	Net of cancelled options, but including exercised options.

(2)	Includes all Named Executive Officers except Michael W. Sheffey.
     This Proposal requires approval by the affirmative vote of a majority of votes cast at the Meeting.
     The Board of Directors unanimously recommends a vote “FOR” Proposal 2.

PROPOSAL 3
ADJOURNMENT OF THE ANNUAL MEETING
     Proposal 3 would give the proxy holders discretionary authority to vote to adjourn the Meeting for up to 120 days if there are not sufficient shares voted at the Meeting, in person or by proxy, to approve Proposal 2.
     If the Company desires to adjourn the Meeting, the presiding officer at the Meeting will request a motion that the Meeting be adjourned for up to 120 days with respect to Proposal 2 (and solely with respect to Proposal 2, provided that a quorum is present at the Meeting), and no vote will be taken on Proposal 2 at the originally scheduled Meeting. Unless revoked prior to its use, any proxy solicited for the Meeting will continue to be valid for any adjourned meeting, and will be voted in accordance with instructions contained therein, and if no contrary instructions are given, for Proposal 2.
     Approval of this proposal will allow the Company, to the extent that shares voted by proxy are required to approve a proposal to adjourn the Meeting, to solicit additional proxies to determine whether sufficient shares will be voted in favor of or against Proposal 2. If the Company is unable to adjourn the Meeting to solicit additional proxies, Proposal 2 may fail, not because shareholders voted against the proposal, but rather because there were not sufficient shares represented at the Meeting to approve Proposal 2. The Company has no reason to believe that an adjournment of the Meeting will be necessary at this time.
     This Proposal requires approval by the affirmative vote of a majority of votes cast at the Meeting.
     The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

INDEPENDENT AUDITORS
     The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG LLP, an independent registered certified public accounting firm, as independent auditors for Seacoast and its subsidiaries for the current fiscal year ending December 31, 2006. KPMG LLP’s report on Seacoast’s consolidated financial statements for the fiscal year ended December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG LLP’s report on Seacoast’s internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. KPMG LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.
     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2006, and fees billed for other services rendered by KPMG LLP during these years.

	2005	2006
Audit Fees (1)	$639,500	$660,000
Audit-Related Fees (2)	$56,430	$29,000
Tax Fees (3)	$33,000	$61,000
All Other Fees (4)	$0	$0

(1)	Includes the aggregate fees billed by KPMG LLP for professional services and expenses rendered for the audit of the Company’s consolidated financial statements, reviews of consolidated financial statements included in the Company’s Forms 10-Q filed during the respective fiscal year, and audit of the Company’s internal control over financial reporting.

(2)	Includes the aggregate fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services related to the audit of the broker-dealer subsidiary of the Bank, as well as services performed in connection with the Company’s filing of certain registration statements.

(3)	Includes the aggregate fees billed by KPMG LLP for preparation of the Company’s federal and state corporate tax returns, as well as representing the Company before the Internal Revenue Service in its examination of the Company’s federal income tax return, and representing the Bank before the Florida Department of Revenue in its examination of the Bank’s Florida income tax return for the year ended December 31, 2003.

(4)	No fees were billed by KPMG LLP in the fiscal years ended December 31, 2005 and December 31, 2006 other than as stated above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”
     Representatives of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, if they so desire, and will also be available to respond to appropriate questions from shareholders.

Pre-Approval Policy
     Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to SEC Regulation S-X Rule 2.01(c)(7)(i).
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and persons owning more than 10 percent of the Company’s Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal 2006, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10 percent of its Common Stock were complied with in a timely manner, with the following exceptions:
     The Form 4 for C. William Curtis, Jr. filed on May 5, 2006, which reported the disposition of 566 shares of Common Stock by his wife, was inadvertently filed late. The Company believes that the Form 5 filed on February 12, 2007 reflects his current holdings.
     The Form 4 for Christopher E. Fogal filed on May 23, 2006, which reported his acquisition of 1,000 shares of Common Stock on May 11, 2006, was inadvertently filed late. The Company believes that the Form 4 filed on October 31, 2006 reflects his current holdings.
     The Form 4 for Jean Strickland filed on August 8, 2006, which reported the exercise of stock options on 6,600 shares of Common Stock on July 31, 2006, was inadvertently filed. The Company believes that the Form 5 filed on February 15, 2007 reflects her current holdings.
     The Form 4 for A. Douglas Gilbert filed on November 7, 2006, which reported the acquisition of 900 shares of Common Stock into his IRA and the acquisition of 300 shares of Common Stock by his wife on October 26, 2006, was inadvertently filed late. The Company believes that the Form 4 filed on February 13, 2007 reflects his current holdings.
SHAREHOLDER PROPOSALS FOR 2008
     To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2008 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than November 20, 2007, which is 120 calendar days before the one-year anniversary of this Proxy Statement. Any shareholder proposal not received at the Company’s principal executive offices by February 3, 2008, which is 45 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders, will be considered untimely and, if presented at the 2008 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the 1934 Act
OTHER MATTERS
     Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

OTHER INFORMATION
Proxy Solicitation Costs
     The cost of soliciting Proxies for the Meeting will be paid by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials and 2006 Annual Reports to Shareholders needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials and 2006 Annual Reports to such persons. Seacoast may retain other unaffiliated third parties to solicit proxies and pay reasonable expenses and charges of such third parties for their services.
Annual Report on Form 10-K
     Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, P.O. Box 9012, Stuart, Florida 34995.
By Order of the Board of Directors,

DENNIS S. HUDSON III
Chairman & Chief Executive Officer
March 19, 2007

PROXY
COMMON STOCK
THIS PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS
SEACOAST BANKING CORPORATION OF FLORIDA
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 3, 2007
The undersigned hereby appoints William R. Hahl and John R. Turgeon, or either of them, each with full power of substitution, as Proxies, to vote all shares of the Common Stock of Seacoast Banking Corporation of Florida (“Seacoast”) which the undersigned may be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, May 3, 2007, at 3:00 P.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as directed below, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated March 19, 2007, the receipt of which is acknowledged.
(Continued, and to be marked, dated and signed, on the other side)

When this proxy is properly executed, all shares will be voted in the manner directed herein by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR all proposals.	Please mark your votes like this	☒

1. Election of Class II Directors
To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below

01	John H. Crane	04	Thomas E. Rossin
02	Jeffrey S. Furst	05	Thomas H. Thurlow, Jr.
03	Dennis S. Hudson, Jr.

FOR all nominees	WITHHOLD
for director listed	AUTHORITY
(except as marked	(to vote all
to the contrary)	nominees listed)

☐	☐

2. Amend the 2000 Long-Term Incentive Plan
To approve an amendment to Seacoast’s 2000 Long-Term Incentive Plan to remove the restriction on the percentage of authorized shares of the Company’s common stock that may be granted under the Plan as awards of restricted and unrestricted stock.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3. Adjournment of the Annual Meeting
To grant the Proxies discretionary authority to vote to adjourn the Annual Meeting for up to 120 days to allow for the solicitation of additional proxies in the event that there are insufficient shares voted at the Annual Meeting to approve Proposal 2.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA, AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Signature	Signature	Date
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.